Health and Long-Term Care Innovations

GLOBAL AGING PROGRAM

This project is sponsored by the AARP Global Aging Program.

CONTACT GAP

AARP Global Aging Program
601 E Street, NW
Washington, DC
20049
USA

Tel: 202-434-2402
Fax: 202-434-2454
Email: intlaffairs@aarp.org

United States: Time for Mobile Wellness



As we age, most of us hope to remain mobile and independent in our own homes. Sometimes, however, that requires a little extra help. Our families and friends can provide much of the needed assistance, but when health and social issues arise, how can we be guaranteed that someone will be there to lend a hand?

A new product developed by Exmocare LLC addresses this concern. The Exmocare wristwatch incorporates Bluetooth wireless technology with biosensors to monitor a range of physiological signals. The gathered data are transmitted to a software-enabled computer and processed. Software interprets the data to detect heart rate, pulse, and motion. The information is also used to extrapolate emotional state based on a combination of physiological indicators. Alerts can be sent as an email, SMS, or Instant Message to recipients designated by the user.

The advantage of the wristwatch is the promise of living longer, independent lives at home. Unlike other devices currently on the market, the Exmocare sensor technology is designed to predict disasters, instead of relying on the individual to notify others that he or she requires assistance.

The Bluetooth-enabled wristwatch design allows mobility; paired with a Windows mobile or pocket PC, the wearer can feel free to travel to his or her heart's content. A GPS car kit can also augment the experience by tracking vehicle speed and location. Creating this new technology was not for its own sake.

Exmocare takes cutting-edge technology and puts it to good use for older people. According to David Bychkov, President of Exmocare LLC, the new product aims "to give elderly people more independence, simplicity, and comfort." Devices like this provide a necessary tool to maintain independent living as people age. Families can feel better knowing that

ABOUT AGIN ADVANCES

Read more about t project by the AAR Global Aging Progr

CARE TO SHAI

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they have a direct link to their loved ones.

For more information, visit: Exmocare, www.exmocare.com

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